Exhibit 99.1

February 12, 2009

Dear Shareholder,

As we head into the new year, let me start by offering you my sincere wishes for personal and professional good health in 2009 and beyond.

The topic of financial good health is one that has been front and center for many us lately, given the negativity surrounding the nation’s economy and capital markets that bombards us at every turn. The daily news reports suggest conditions may even worsen before they get better.

Though these current economic conditions certainly make financing much more challenging for companies seeking capital, we begin the year with cautious optimism. In the third quarter of 2008, we were fortunate to have closed on the latest round of funding with Brencourt Advisors, LLC, a well-respected institutional investor that continues to support us in many fruitful strategic discussions. Additionally, we continue to develop relationships with potential funding partners  while utilizing our industry connections to pioneer new alliances.

Our simple goal remains to continue fueling the development and collection of scientific data to advance our programs and initiatives. We achieved significant progress in 2008, with key activities including, but not limited to: adjuvant mechanism studies initiated in human skin models; wound healing demonstrated in pig model of human surgical wounds; efficacy studies in neutropenia models completed in animals; human embryonic stem cell activity demonstrated in preliminary studies; human adult hematopoietic stem cell stimulation of differentiation (especially precursors to the disease-fighting granulocyte/macrophages); and reduced severity and lethality of pandemic influenza (H5N1) demonstrated in secondary animal model (ferrets).

The company is aggressively moving forward this year on advancing neutropenia model data, demonstrating wound healing mechanisms at University of Texas Southwestern Medical School, and initiating sponsored, as well as third party-funded, idiopathic pulmonary fibrosis studies. We are progressing with our IND submission initiatives and expect to out-license various indications for our compounds.

The increased visibility of stem cell companies such as Geron and Osiris, academic programs such as the California Stem Cell Initiative, and the anticipated removal of restrictions on Federal funding for certain stem cell research (as supported by the new administration in Washington) provide further justification for our development efforts in human adult and human embryonic stem cells.

Since my last letter, we also have secured new relationships that can assist us in furthering the objectives outlined above.  The Trout Group LLC, a leading international life sciences investor relations and strategic advisory firm based in New York, is one such relationship.

With extensive institutional investor contacts in the United States and abroad, and a client roster featuring approximately 40 life sciences companies worldwide, The Trout Group will facilitate our exposure to the capital markets by developing relationships with portfolio managers, investment bankers and industry analysts. It also will be responsible for disseminating our news and updates to shareholders and other interested groups, informing them of our latest developments.

We move forward fully aware that the institutional investment community’s taste for risk-taking has softened, compared to even a few years ago. However, a recent BioCentury report suggested that this could be an active year for long-term and venture investors with free cash to invest, as many public company assets have been depressed to highly attractive prices.  One fund manager quoted felt this was an ideal time to be building a portfolio:  “I would not be surprised in if in 2012 or 2013 we look back at this time and say what a fabulous year to have been investing—2009 is going to be a great year for those who have patient capital and can hold on to their investments.”

For our part, we have implemented strategic reductions of administrative staff positions and office space square footage to help extend our financial resources.  We remain wholeheartedly and passionately committed to success. And, we consider it a privilege to maintain your confidence and support of our mission.

As 2009 unfolds, I look forward to updating you regularly with positive news of our progress. Please do not hesitate to contact Chief Financial Officer John Fermanis at (480) 922-3926 with your questions.

Best regards,

Michael K. Wilhelm
Chief Executive Officer

Statements about ImmuneRegen's future expectations, including statements about the potential use and scientific results for ImmuneRegen's drug candidates, science and technology, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. ImmuneRegen intends that such forward-looking statements be subject to the safe harbors created thereby. These future events may not occur as and when expected, if at all, and, together with ImmuneRegen's business, are subject to various risks and uncertainties. ImmuneRegen's actual results could differ materially from expected results as a result of a number of factors, including the uncertainties inherent in research and development collaborations, pre-clinical and clinical trials and product development programs (including, but not limited to the fact that future results or research and development efforts may prove less encouraging than current results or cause side effects not observed in current pre-clinical trials), the evaluation of potential opportunities, the level of corporate expenditures and monies available for further studies, capital market conditions, and others set forth in ImmuneRegen's periodic report on Form 10-Q for the three months ended September 30, 2008 as filed on November 13, 2008,  and, on Form 10-KSB for the year ended December 31, 2007 as  filed on March 31, 2008 and as amended on Form 10-KSB/A, Amendment No. 1 filed on September 25, 2008 with the Securities and Exchange Commission. There are no guarantees that any of ImmuneRegen's proposed products will prove to be commercially successful. ImmuneRegen undertakes no duty to update forward-looking statements.